Exhibit 99.1

Contacts:

Eric Brielmann / Andi Salas

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449

MORGANS HOTEL GROUP REPORTS
SECOND QUARTER 2007 RESULTS

-Strong RevPAR Growth-

-Significant EBITDA Growth-

NEW YORK, NY — August 2, 2007 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today reported financial results for the second quarter 2007.

Highlights

For the second quarter 2007, revenue per available room (“RevPAR”) for Comparable Hotels(1) increased by 10.9% from the second quarter 2006. The increase was driven by growth in both average daily rate (“ADR”) and occupancy. Comparable Hotel ADR rose by 8.6% to $342.82 and occupancy grew by 2.1% to 82.1% for the second quarter. On a pro forma basis assuming that the acquisitions of Hard Rock and Mondrian Scottsdale had occurred on January 1, 2006, RevPAR would have increased by 11.6%, driven by ADR increases of 10.5%. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA,” as further described below) increased by 31% from the prior year period to $30.7 million. Excluding the results of Royalton, which was closed for renovation beginning in June 2007, Adjusted EBITDA rose by 35%.

“Our second quarter results reflect the strength of our brands and our markets, as well as the impact of our growth plan,” said Ed Scheetz, President and Chief Executive Officer of MHG. “RevPAR growth at our Comparable Hotels during the second quarter was once again well in excess of industry averages, and we are beginning to realize the benefits of our significant investments in growth.”

“Our Hard Rock acquisition made a significant contribution toward our EBITDA in the form of both management fees and our one-third equity interest. We are successfully implementing our operating plan, generating a 18% increase in ADR over the prior year,  and a significant increase in food and beverage revenue. As a result of this increased revenue, we generated $2.6 million in management fees during the second quarter, bringing our year to date fees ahead of plan to $4.0

(1) “Comparable Hotels” includes all hotels operated by MHG except for hotels added during or after the relevant comparison period for the prior year, hotels under renovation and development projects.  Comparable Hotels for the second quarter 2007 excludes Royalton, which was closed for renovation in June 2007, Mondrian Scottsdale, which was added in May 2006, and the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which was  added in February 2007.

million in five months. We are proceeding with design plans for the expansion project, which is expected to more than double the size of the hotel.”

“We are making significant progress with the repositioning of existing assets. Royalton in New York was closed for renovation in June, and we anticipate an early October grand re-opening with more luxurious rooms, an energetic lobby design and an exciting new restaurant. At Delano in South Beach, we are renovating the remaining 30% of the rooms, upgrading the spa and constructing a new nightclub and gym. We also anticipate commencing the renovation of Mondrian Los Angeles later this summer, with an April 2008 target completion date.”

“We made significant progress with our brand growth and now have six Mondrian hotels open or under development. We entered into joint venture agreements to develop and manage Mondrian hotels in SoHo, New York, and in Chicago, two markets at the top of our target list. We believe our business model of growing through minority equity investments with partners coupled with long-term management agreements should generate high returns on investment, with management fees alone having the potential to yield a significant return on invested capital.”

“With the combination of strong Comparable Hotel operating growth, targeted repositionings and aggressive expansion plans, we believe we are well positioned for the future.”

Second Quarter Operating Results

RevPAR for MHG’s Comparable Hotels was $281.46, an increase of 10.9%, or 9.1% excluding the effects of currency fluctuations (“Constant Dollars”), for the second quarter 2007 over the comparable period in 2006. The growth in RevPAR was driven by strong market trends in San Francisco and New York resulting in an 18.6% RevPAR increase at Clift and a 12.0% RevPAR increase at our New York hotels. Our two London hotels achieved a RevPAR increase of 13.9% (4.8% in Constant Dollars). The exchange rate of U.S. dollars to British pounds increased during the quarter, increasing ADR in U.S. dollars but temporarily reducing demand. Our Delano hotel achieved a 6.2% RevPAR increase. Construction activity began on a new nightclub and gym in May 2007, which reduced available meeting space. Prior to the construction, RevPAR rose by approximately 9% in April 2007.

At new hotels, MHG achieved significant ADR increases due to the implementation of revenue management strategies. For the second quarter, Hard Rock achieved an 94.5% occupancy rate and a $232.99 ADR. This represents a 15.6% increase in RevPAR over the comparable period last year when it was operated by prior management. The RevPAR growth was driven by a 17.8% increase in ADR. Mondrian Scottsdale achieved a 12.8% increase in RevPAR in the second quarter 2007 over the comparable period last year (MHG began operating the hotel in May 2006) driven by a 10.0% increase in ADR.

Adjusted EBITDA margins at Comparable Hotels increased by 30 basis points as compared to the second quarter 2006. Margins continued to be impacted by increased property insurance costs and were further impacted by the results at the new Suka restaurant at Sanderson, which opened in March 2007 and was in a ramp up stage. MHG has negotiated a new property insurance program, effective July 2007, covering the majority of its hotels, which is expected to reduce premiums by approximately $1 million over the next 12 months.

MHG recorded net income of $0.8 million for the second quarter of 2007, compared to net income of $3.7 million for the second quarter of 2006. Operating income increased by $2.2 million in the second quarter 2007 over the second quarter 2006. This was offset by higher interest expense of $2.9 million, primarily due to a non-cash gain in the fair market value of an interest rate hedge in the second quarter of 2006 and higher non-operating costs at both the consolidated and joint venture level.

Balance Sheet and Financing

As of June 30, 2007, consolidated debt, which includes long-term debt and capital lease obligations, was $591.2 million including $79.3 million of lease obligations related to Clift. Approximately 94% of MHG’s long-term debt at June 30, 2007 was at fixed rates, either directly or as a result of hedging arrangements, and carried a weighted average interest rate of 6.7% with an average maturity of six years.

On July 25, 2007, MHG completed a stock offering of 12.2 million shares at a price of $22.50 which included 2.8 million primary shares and 9.4 million secondary shares. MHG currently has 34.8 million shares outstanding. MHG realized $59.5 million in net proceeds, of which $35.0 million was used to repay all outstanding borrowings under the $225 million revolving credit facility with the remainder available for general corporate purposes.

As of June 30, 2007, MHG had approximately $230.4 million invested in non-EBITDA producing assets including consolidated assets, equity investments in joint ventures and its proportionate share of joint venture debt. These projects include Mondrian South Beach, excess land and branding rights at Hard Rock, Echelon, the Delano expansion, Mondrian SoHo and Mondrian Chicago.

Development Activity

The following outlines the anticipated opening dates of our new projects and expected completion dates of our renovation projects:

	2007	2008	2009	2010
Royalton Renovations	x
Delano Renovations	x
Mondrian South Beach		x
Mondrian Los Angeles Renovations		x
Hard Rock Expansion			x
Mondrian SoHo			x
Mondrian Chicago				x
Delano at Echelon				x
Mondrian at Echelon				x

On June 1, 2007, MHG announced a temporary closing of Royalton to begin a complete refurbishment and redesign of the property, which will entail thoughtfully re-imagined public spaces including the entrance, lobby, restaurant, bar, lounge areas, and hallways on the guestroom floors. Upon completion, the hotel will also feature three newly designed penthouses and upgraded guest rooms.  MHG expects to re-open the property in October 2007.   The closing of the hotel is not expected to have a material impact on MHG’s financial condition or issued guidance for 2007.

Last fall, MHG announced the completion of the first phase of the Delano renovations, with 70% of the rooms refurbished.  MHG is currently renovating the remaining 30% of the rooms, upgrading the spa and constructing a new nightclub and gym, and anticipates completing the renovations by November 2007.

Mondrian South Beach is also currently under renovation, with 330 units targeted to open in the second quarter of 2008. To date, MHG has received 198 non-refundable deposits to purchase condominiums, with a high percentage of the buyers indicating their desire to place the units in the hotel rental program.

In March 2007, MHG announced its large-scale renovation and expansion project at Hard Rock. Upon completion of the project, the new Hard Rock is expected to have an additional 950 guest rooms including an all-suite 15-story tower, expanded casino, pool and meeting spaces, as well as new food, beverage and entertainment amenities. The project also includes renovations to existing suites and common spaces.

On June 28, 2007, MHG announced a new joint venture with Cape Advisors Inc. to develop Mondrian SoHo, which is anticipated to have over 270 rooms, a bar, restaurant, ballroom, meeting rooms, exercise facility and a penthouse suite with outdoor space that can be used as a guest room or for private events. Mondrian SoHo is the sixth announced Mondrian. MHG contributed approximately $5 million for a 20% interest in the joint venture. Upon completion, MHG is expected to operate the hotel under a 10-year management contract with two 10-year extension options.

On June 4, 2007, MHG announced a new joint venture with M Development to develop Mondrian Chicago on the existing property of the Cedar Hotel, in the highly desirable Gold Coast region of Chicago.  The hotel is expected to have 200 rooms, as well as significant space for a restaurant, bar, meeting rooms, an exercise facility, as well as outdoor food and beverage operations.  MHG will have a 49% interest in the joint venture.  Upon completion, MHG is expected to operate the hotel under a 20-year management contract with two 5-year extension options.

On June 19, 2007, MHG participated in a groundbreaking ceremony at Echelon, the multi-property resort destination planned with Boyd Gaming.  Scheduled to open in the third quarter of 2010, Echelon is expected to span 87 acres to include Hotel Echelon and the Suites at Echelon; Delano and Mondrian Las Vegas; and Shangri-La Las Vegas.  MHG’s portion of the project,

Mondrian and Delano, are expected to feature approximately 860 and 550 rooms, respectively, with a diverse collection of rooms, suites, lofts and bungalows.  Plans call for each hotel  to feature its own destination restaurants, nightlife venues, pools and gardens, and to have direct access to the gaming, retail, dining and entertainment offerings of Echelon.  Delano is expected to feature a lobby bar and one of our historically successful restaurants, and Mondrian is expected to include an innovative nightlife venue, private pool and meeting and conference space to appeal to both business and leisure guests.

The projects described above are subject to a number of risks, including risks related to obtaining financing on favorable terms, if at all, construction delays, complications in obtaining necessary zoning, occupancy and other governmental permits and cost overruns. If any of these problems occur, development costs for a project may increase or we may choose not to develop a property at all.

Guidance For 2007

The statements below represent MHG’s outlook for its business for the fiscal year ending December 31, 2007. Based upon the second quarter 2007 results and upon MHG’s expectations for continued growth in the U.S. economy, moderate hotel supply growth, demand growth in the luxury lodging sector and in our markets and moderate inflation levels, MHG is maintaining its Comparable Hotel RevPAR growth target and reiterating its total revenues and Adjusted EBITDA expectations for the full year 2007 as follows:

2007 Guidance:

Comparable Hotel RevPAR Growth:	9% to 11%
Total Revenues:	In excess of $300 million
Adjusted EBITDA:	In excess of $110 million

Due to the ramp up at Hard Rock and Mondrian Scottsdale and the renovations at existing hotels, MHG believes that the projected 2007 Adjusted EBITDA level is not indicative of the normalized “run rate” Adjusted EBITDA of the portfolio.

Conference Call

MHG will host a conference call to discuss the second quarter financial results today at 5:00 PM Eastern time.

The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing 800-683-1525 or 973-872-3197 for international callers; the password is 9076231.  A replay of the call will be available two hours after the call and can be accessed by dialing 877-519-4471 or 973-341-3080 for international callers; the password is 9076231. The replay will be available from August 2, 2007 through August 9, 2007.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC), which is widely credited with establishing and developing the rapidly expanding boutique hotel sector, operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami,

Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London.  In February 2007, MHG and an equity partner acquired the Hard Rock Hotel & Casino in Las Vegas and related assets.  MHG has other property transactions in various stages of completion including projects in Miami Beach, Florida, Chicago, Illinois, SoHo, New York and Las Vegas, Nevada, and continues to vigorously pursue its strategy of developing unique properties at various price points in international gateway cities and select resort destinations. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; risks related to the integration of the Hard Rock Hotel & Casino and other acquired properties with our existing business; risks related to the development of new properties; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

###

Income Statement
(In Thousands, except per share amounts)

	2nd Qtr		Year to Date
	2007	2006	2007	2006 (1)

Revenues :
Rooms	$47,265	$43,054	$92,528	$79,870
Food & beverage	26,793	22,849	52,350	44,834
Other hotel	3,597	3,957	7,243	7,894
Total hotel revenues	77,655	69,860	152,121	132,598
Management fees	5,015	2,164	8,971	4,371
Total revenues	82,670	72,024	161,092	136,969

Operating Costs and Expenses :
Rooms	12,356	10,574	24,983	20,635
Food & beverage	17,250	14,132	34,792	28,194
Other departmental	1,943	1,807	3,970	3,827
Hotel, selling, general and administrative	14,746	13,542	30,103	26,754
Property taxes, insurance and other	4,259	4,171	9,956	7,848
Total hotel operating expenses	50,554	44,226	103,804	87,258
Corporate expenses :
Stock based compensation	3,079	2,108	5,401	3,160
Other	6,480	4,733	13,213	9,351
Depreciation and amortization	4,877	5,435	9,684	10,760
Total operating costs and expenses	64,990	56,502	132,102	110,529
Operating income	17,680	15,522	28,990	26,440

Interest expense, net	11,215	8,369	21,814	22,953
Equity in loss (earnings) of unconsolidated joint ventures	2,282	(248)	6,936	128
Minority interest in joint ventures	1,020	1,180	2,122	2,585
Other non-operating (income) loss	1,606	312	(4,117)	354

Pre tax income	1,557	5,909	2,235	420
Income taxes	688	2,073	917	12,824
Net income (loss) before minority interest	869	3,836	1,318	(12,404)

Minority interest	26	112	40	(244)

Net income (loss)	$843	$3,724	$1,278	$(12,160)

Income (loss) per share	$0.03	$0.11	$0.04	$(0.24	) (2)

(1)                                  Includes results of our predecessor from January 1, 2006 through February 16, 2006.

(2)                                  Loss per share represents the loss for Morgans Hotel Group Co. from February 17, 2006, the date of the IPO, to June 30, 2006 over the number of shares outstanding in that period.

	(In Actual Dollars)			(In Actual Dollars)			(In Constant Dollars, if different)			(In Constant Dollars, if different)
	2nd Qtr		%	Year to Date		%	2nd Qtr		%	Year to Date		%
Hotel Operating Statistics	2007	2006	Change	2007	2006	Change	2007	2006	Change	2007	2006	Change
Morgans
Occupancy	88.0%	87.0%	1.1%	86.3%	84.0%	2.7%
ADR	$329.84	$309.00	6.7%	$304.43	$288.29	5.6%
RevPAR	$290.26	$268.83	8.0%	$262.72	$242.16	8.5%
Hudson
Occupancy	92.7%	89.7%	3.3%	90.0%	82.8%	8.7%
ADR	$287.69	$264.11	8.9%	$258.96	$242.84	6.6%
RevPAR	$266.69	$236.91	12.6%	$233.06	$201.07	15.9%

Delano
Occupancy	79.4%	77.5%	2.5%	81.9%	79.7%	2.8%
ADR	$492.51	$475.43	3.6%	$601.53	$532.37	13.0%
RevPAR	$391.25	$368.46	6.2%	$492.65	$424.30	16.1%

Mondrian
Occupancy	87.8%	81.3%	8.0%	84.9%	81.2%	4.6%
ADR	$314.32	$324.17	-3.0%	$319.79	$321.54	-0.5%
RevPAR	$275.97	$263.55	4.7%	$271.50	$261.09	4.0%

Clift
Occupancy	74.5%	69.1%	7.8%	69.3%	66.4%	4.4%
ADR	$251.01	$228.23	10.0%	$255.22	$234.71	8.7%
RevPAR	$187.00	$157.71	18.6%	$176.87	$155.85	13.5%

Total Owned - Comparable Hotels
Occupancy	86.4%	82.6%	4.6%	83.7%	78.8%	6.2%
ADR	$309.01	$291.52	6.0%	$308.08	$289.01	6.6%
RevPAR	$266.98	$240.80	10.9%	$257.86	$227.74	13.2%

St. Martins Lane
Occupancy	76.8%	82.2%	-6.6%	76.9%	77.7%	-1.0%	76.8%	82.2%	-6.6%	76.9%	77.7%	-1.0%
ADR	$459.51	$381.41	20.5%	$442.44	$363.68	21.7%	$452.50	$408.24	10.8%	$442.44	$397.27	11.4%
RevPAR	$352.90	$313.52	12.6%	$340.24	$282.58	20.4%	$347.52	$335.57	3.6%	$340.24	$308.68	10.2%

Sanderson
Occupancy	76.6%	80.3%	-4.6%	75.3%	76.9%	-2.1%	76.6%	80.3%	-4.6%	75.3%	76.9%	-2.1%
ADR	$538.32	$444.92	21.0%	$513.03	$434.40	18.1%	$530.11	$476.21	11.3%	$513.03	$474.52	8.1%
RevPAR	$412.35	$357.27	15.4%	$386.31	$334.05	15.6%	$406.06	$382.40	6.2%	$386.31	$364.91	5.9%

Shore Club
Occupancy	64.9%	67.3%	-3.6%	68.8%	71.3%	-3.5%
ADR	$389.12	$351.95	10.6%	$474.47	$392.78	20.8%
RevPAR	$252.54	$236.86	6.6%	$326.44	$280.05	16.6%

System-wide - Comparable Hotels
Occupancy	82.1%	80.4%	2.1%	80.7%	77.6%	4.0%	82.1%	80.4%	2.1%	80.7%	77.6%	4.0%
ADR	$342.82	$315.64	8.6%	$349.61	$316.88	10.3%	$341.77	$319.97	6.8%	$349.61	$322.28	8.5%
RevPAR	$281.46	$253.77	10.9%	$282.14	$245.90	14.7%	$280.59	$257.26	9.1%	$282.14	$250.09	12.8%

Royalton
Occupancy	85.1%	87.7%	-3.0%	86.9%	86.5%	0.5%
ADR	$360.25	$339.86	6.0%	$328.92	$315.21	4.3%
RevPAR	$306.57	$298.06	2.9%	$285.83	$272.66	4.8%

Mondrian Scottsdale (1)
Occupancy	60.9%	59.4%	2.6%	62.6%	65.6%	-4.6%
ADR	$189.71	$172.52	10.0%	$218.06	$205.83	5.9%
RevPAR	$115.57	$102.48	12.8%	$136.51	$135.02	1.1%

Hard Rock (1)
Occupancy	94.5%	96.8%	-2.4%	91.2%	93.3%	-2.4%
ADR	$232.99	$197.76	17.8%	$215.46	$186.02	15.8%
RevPAR	$219.84	$191.38	14.9%	$196.46	$173.54	13.2%

(1)                   For comparison purposes, includes periods when MHG did not operate the hotel.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

We disclose Adjusted EBITDA because we believe it provides a meaningful comparison to our EBITDA as it excludes other non-operating (income) expenses that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a fee simple ownership interest.  It also excludes stock-based compensation expense.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for, our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

Adjusted Debt

We disclose Adjusted Debt because we believe it provides a more meaningful comparison to our Adjusted EBITDA and is a useful tool to assess the value of MHG.  Adjusted Debt is defined as long-term debt and capital lease obligations under U.S. GAAP less the lease obligation related to Clift.

A reconciliation of net income (loss) and operating income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation
(In Thousands)
	2nd Qtr		Year to Date
	2007	2006	2007	2006(1)

Net income (loss)	$843	$3,724	$1,278	$(12,160)
Interest expense, net	11,215	8,369	21,814	22,953
Income tax expense	688	2,073	917	12,824
Depreciation and amortization expense	4,877	5,435	9,684	10,760
Proportionate share of interest expense from unconsolidated joint ventures	6,802	1,698	13,310	3,297
Proportionate share of depreciation expense from unconsolidated joint ventures	2,182	1,208	4,307	2,441
Proportionate share of depreciation expense of consolidated joint ventures	(114)	(124)	(216)	(254)
Minority interest	26	112	40	(244)

EBITDA	26,519	22,495	51,134	39,617

Add : Other non operating expense (income)	1,606	312	(4,117)	354
Add : Other non operating expense from unconsolidated joint ventures	1,177		2,430
Less : Clift	(1,684)	(1,404)	(2,888)	(2,240)
Add : Stock based compensation expense	3,079	2,108	5,401	3,160

Adjusted EBITDA	$30,697	$23,511	$51,960	$40,891

(1)             Includes results of our predecessor from January 1, 2006 through February 16, 2006.

Room Revenue Analysis
(In Thousands, except percentages)	2nd Qtr		%	Year to Date		%
	2007	2006	Change	2007	2006(1)	Change

Morgans	$2,986	$2,765	8%	$5,373	$4,955	8%
Hudson	19,541	17,346	13%	33,957	29,263	16%
Delano	6,942	6,504	7%	17,396	14,902	17%
Mondrian	5,953	5,684	5%	11,649	11,204	4%
Clift	6,178	5,207	19%	11,621	10,243	13%
Total Owned - Comparable	41,600	37,506	11%	79,996	70,567	13%

Royalton (2)	3,625	4,583	-21%	7,733	8,338	-7%
Mondrian Scottsdale (3)	2,040	965		4,799	965

Total Owned	$47,265	$43,054	10%	$92,528	$79,870	16%

Hotel Revenue Analysis
(In Thousands, except percentages)	2nd Qtr		%	Year to Date		%
	2007	2006	Change	2007	2006(1)	Change

Morgans	$5,977	$5,505	9%	$11,155	$10,510	6%
Hudson (4)	26,347	22,563	17%	45,462	38,709	17%
Delano	13,850	13,382	3%	32,803	30,168	9%
Mondrian	12,277	11,553	6%	23,291	22,349	4%
Clift	10,050	9,084	11%	19,949	17,882	12%
Total Owned - Comparable	68,501	62,087	10%	132,660	119,618	11%

Royalton (2)	4,654	5,985	-22%	10,286	11,193	-8%
Mondrian Scottsdale (3)	4,500	1,787		9,175	1,787

Total Owned	$77,655	$69,859	11%	$152,121	$132,598	15%

(1)             Includes results of our predecessor from January 1, 2006 through February 16, 2006.

(2)             Hotel was closed for renovation beginning in June 2007

(3)             Hotel was acquired in May 2006

(4)             Includes $1,346,000 and $1,650,000 of catering revenue for the three and six months ended June 30, 2007. Catering operations were run by a third party in 2006.

EBITDA Analysis
(In Thousands, except percentages)	2nd Qtr		%	Year to Date		%
	2007	2006	Change	2007	2006(1)	Change

Morgans	$1,584	$1,393	14%	$2,365	$2,210	7%
Hudson	11,738	10,607	11%	17,395	15,197	14%
Delano	4,647	4,796	-3%	12,768	11,844	8%
Mondrian	4,938	4,569	8%	8,637	8,505	2%
Clift	1,684	1,404	20%	2,888	2,240	29%
Owned Comparable Hotels	24,591	22,769	8%	44,053	39,996	10%

St Martins Lane	1,962	1,836	7%	3,974	3,100	28%
Sanderson	878	1,142	-23%	1,748	1,999	-13%
Shore Club	150	176	-15%	553	511	8%
Joint Venture Comparable Hotels	2,990	3,154	-5%	6,275	5,610	12%

Total Comparable Hotels	27,581	25,923	6%	50,328	45,606	10%

Royalton - Owned (2)	1,547	1,890	-18%	2,582	2,834	-9%
Mondrian Scottsdale - Owned (3)	332	(329)		(155)	(329)
Hard Rock - Joint Venture (4)	4,886			6,835

Total Hotels	34,346	27,484	25%	59,590	48,111	24%

Management Fees	5,015	2,164	132%	8,971	4,371	105%
Corporate Expenses	(10,059)	(6,841)	47%	(19,114)	(12,511)	53%
Other non-operating income (loss)	(1,606)	(312)		4,117	(354)
Other non operating income (expense) from unconsolidated joint ventures	(1,177)	—		(2,430)	—

EBITDA	26,519	22,495		51,134	39,617

Add : Other non-operating (income) loss	1,606	312		(4,117)	354
Add : Other non operating expense (income) from unconsolidated joint ventures	1,177	0		2,430	0
Less Clift	(1,684)	(1,404)	20%	(2,888)	(2,240)	29%
Add : Stock Based Compensation	3,079	2,108	46%	5,401	3,160	71%

Adjusted EBITDA	$30,697	$23,511	31%	$51,960	$40,891	27%

(1)             Includes results of our predecessor from January 1, 2006 through February 16, 2006.

(2)             Hotel was closed for renovation beginning in June 2007.

(3)             Hotel was acquired in May 2006.

(4)             Joint venture interest in hotel was acquired in February 2007.

Balance Sheet
(In Thousands)
	June 30	Dec 31
	2007	2006

Cash	$12,526	$27,549
Restricted cash	28,709	24,368
Property and equipment	503,746	494,537
Goodwill	73,698	73,698
Accounts receivable	13,171	12,253
Prepaid expenses and other assets	10,393	8,175
Investments in joint ventures	116,552	30,400
Other assets	24,808	87,026
Total assets	783,603	758,006

Long-term debt	511,871	474,460
Capital lease obligations - Clift	79,312	78,737
Accounts payable and accrued expenses	36,437	35,039
Other liabilities	16,750	16,841
Deferred income taxes	7,171	10,166
Total liabilities	651,541	615,243
Minority interests	20,077	20,317
Stockholders’ equity	111,985	122,446
Total liabilities and equity (deficit)	$783,603	$758,006

A reconciliation of long-term debt and capital lease obligations, the most directly comparable U.S. GAAP measure, to Adjusted Debt for each of the respective periods is indicated as follows:

Other Data
(In Thousands)
June 30
2007

Adjusted Debt - Consolidated
Long term debt and capital lease obligations	$591,183
Less: Clift Capitalized Lease	(79,312)

Adjusted debt - Consolidated	511,871

Proportionate Share of Debt - Joint Ventures

London	$104,613
Shore Club	8,589
Mondrian South Beach	62,000
Hard Rock	253,080

Proportionate share of debt - joint ventures	428,282

Investments in Non-EBITDA Producing Assets

Delano expansion	$16,583
Mondrian South Beach - represents initial investment of $15 million and proportionate share of debt of $62 million (1)	77,000
Hard Rock - proportionate share of excess land (2) (3)	76,590
Hard Rock - proportionate share of intellectual property rights (3) (4)	22,977
Deposit and investment in Echelon	37,243

Investments in Non-EBITDA Producing Assets	$230,393

(1)             Property was undergoing major renovation/repositioning activities during the periods indicated.

(2)             Assumes our 33.3% share of 23 acres of excess land valued $10 million per acre.

(3)             The Company’s investment in Hard Rock was $48.1 million at June 30, 2007.

(4)             Assumes our 33.3% share of Hard Rock branding rights with a value of $69 million in the purchase and sale contract.